PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (“Agreement”) is made this __31st__ day of _January__, 2008, by and between _HS3 Technologies, Inc.__, a _Nevada_ corporation with its principal office at _1800 Boulder St, Denver, CO _ ("Client"), and Pythia, Inc., a Nevada corporation with its principal office at 10940 S. Parker Road, Suite 151, Parker, CO 80134 ("Pythia").

1.            Term of Agreement. This Agreement will commence upon the date executed by Pythia below, and shall continue until terminated pursuant to Section 7.

2.             Scope of Services. Pythia shall perform those Services (“Services”) which are mutually agreed to by the parties and set forth on a Statement of Work (“SOW”) attached hereto and incorporated herein. The SOW will also include the rate of compensation for the Services, as well as other pertinent terms and conditions agreed upon by the parties.

3.             Rights to Work Product. Upon payment of the consideration herein provided, Pythia hereby grants to Client and Client hereby accepts a shared joint interest in the right, title, and interest to the Work Product. "Work Product" means the deliverables to be developed by Pythia and paid for by Customer pursuant to an SOW attached hereto. Work Product does not include any pre-existing Pythia materials, including Pythia knowledge capital such as methodologies, processes, techniques or know-how, nor any third party products incorporated into the Work Product, which must be licensed or otherwise obtained by Client pursuant to separate agreements.

4.             Warranty and Disclaimer of Warranties. The Services provided under this Agreement are being provided on a fixed price and expenses basis, and Pythia warrants that all Services shall be performed by trained and competent personnel. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, Pythia MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SERVICES OR DELIVERABLES PROVIDED HEREUNDER DO NOT GUARANTEE THAT OPERATION OF CLIENT’S SYSTEMS WILL BE UNINTERRUPTED OR ERROR-FREE.

5.            Limitation of Liability. IN NO EVENT WILL Pythia BE LIABLE TO CLIENT FOR ANY LOST PROFITS, LOST SAVINGS, LOST DATA OR OTHER SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, AND PYTHIA’S TOTAL LIABILITY UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WILL BE LIMITED TO THE TOTAL PAYMENTS RECEIVED BY PYTHIA FROM CLIENT UNDER THE SOW IN WHICH THE EVENT GIVING RISE TO THE CLAIM OCCURRED.

6.             Confidential Information. Pythia and Client each acknowledge that it will acquire information about the business, products, and programming techniques of the other (including but not limited to the existence, terms and conditions of this Agreement, and any software provided hereunder) and that all such information acquired will be the confidential and proprietary information of the disclosing party ("Confidential Information"). Confidential Information will not include any information which (i) is or becomes part of the public domain through no fault of the receiving party, (ii) the receiving party rightfully obtains from a third party, or (iii) the receiving party develops independently. The receiving party agrees to hold all such Confidential Information in strict confidence and not to disclose it to others or use it in any way, except in accordance with this Agreement, and shall return or destroy the Confidential Information at the conclusion of this Agreement.

_T&E_PSA01	1/19/01

7.	Termination and Expiration.

7.1           Breach. Either party may terminate this Agreement or any SOW by written notice in the event of a breach by the other party of this Agreement or the SOW if such breach continues uncured for a period of thirty (30) days after an initial written notice. Any failure by either party to enforce its rights against a breach or potential breach hereunder shall not be deemed to be a waiver of such rights, nor prevent such party from enforcing such rights at a later date or against other breaches or potential breaches.

7.2           Automatic. This Agreement terminates automatically if either party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business or if a receiver is appointed on account of its insolvency.

7.3           At-will. Either party may terminate this Agreement or any SOW upon thirty (30) day advance written notice. If Client elects such at-will termination, it shall pay PYTHIA for all services performed and expenses incurred through the date of termination.

7.4          Election of Remedies. The election by either party to terminate this Agreement in accordance with its terms will not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity will survive any termination.

8.            Invoicing and Payment. Client will pay Pythia the fees and expenses stated as noted above. Pythia will invoice Client in advance on a monthly basis for such fees and expenses, and Client will pay each such invoice no later than fifteen (15) days after its receipt. Expenses may include airfare, mileage, other transportation costs, lodging, meals, costs of equipment and supplies, and any other expenses directly related to the Services. Client will pay all taxes due in connection with this Agreement, except taxes on Pythia’s net income. If Client fails to pay any amount when due, Pythia may assess a finance fee in the amount of one-and-a-half percent (1.5%) of the invoice every thirty (30) days the invoice goes past due. Client will also pay all costs of collection (including reasonable attorneys’ fees) incurred by Pythia to recover amounts past due.

9.             Solicitation of Employment. Each party acknowledges that the other party has spent valuable time and resources recruiting, training and/or contracting with its personnel. Therefore, each party agrees that, during the term of this Agreement and for one (1) year following the termination of this Agreement, it will not, either directly or indirectly, hire or attempt to hire: (a) any employee of the other party, or (b) any person who has contracted with the other party to perform the Services hereunder. If either party does hire personnel from the other party in violation of this section, without the consent of the other party, it will pay to the other party an amount equal to two (2) times the total salary or compensation of such employee or contractor. Each party agrees that this amount accurately reflects the reasonable value of time and costs associated with attracting and retaining personnel.

10.           Publicity. With the prior written approval of Company, Pythia may issue a press release describing the agreement between the parties, including the services to be provided. Pythia may also identify Company as a client in its marketing materials, including a summary of the work and benefits provided.

11.           Survivability. Sections 4 (“Warranty and Disclaimer of Warranties”); 5 (“Limitation of Liability”); 6 (“Confidential Information”) and 9 (“Solicitation of Employment”) will survive the expiration or termination of this Agreement.

12.           Assignment. Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party, except as part of a corporate reorganization, consolidation, merger or sale of substantially all assets. Any attempted assignment or delegation without such consent will be void. This Agreement shall bind and inure to the benefit of each party’s successors and permitted assigns.

_HS3 Tech_PSA01	2	11/20/07

13.           Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing, and shall be effective upon its mailing.

14.           Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, excluding its conflict of laws rules, and any action brought hereunder shall be venued in a state or federal court in the State of Nevada. No action shall be brought hereunder more than twelve (12) months after the event giving rise to such cause of action.

15.           Complete Understanding; Modification. This Agreement, together with each SOW executed by the parties hereunder, constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior communications, proposals, understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment will be effective only if in writing and signed by the parties hereto.

16.           Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17.         Insurance. Pythia shall maintain in full force and effect at all times a policy of insurance in compliance with the statutory requirements of the workers' compensation laws of the state in which work is performed together with a broad-form comprehensive general liability policy with a limit of not less than One Million Dollars ($1,000,000). Pythia agrees to furnish a certificate of insurance executed by its insurers upon request of Client. The certificates shall provide for a 30-day notice to Client before cancellation of any policy. The certificate shall show that Client is named as an additional insured on the comprehensive general liability policy as to claims arising out of operations or out of work performed by or on behalf of the Client.

IN WITNESS WHEREOF, the parties consent to this Agreement by their signatures below.

HS3 Technologies, Inc.		Pythia, Inc.
By:	/s/ Mark Lana	By:	/s/ Michael Yinger
Name:	Mark Lana	Name:	Michael Yinger
Title:	Chief Executive Officer	Title:	President and COO
Date:	2/6/08	Date:	1/31/08

_HS3 Tech_PSA01	3	11/20/07